Exhibit 10(e)(4)


                   AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                   ----------------------------------------


     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment"), effective as of January 3, 1997, is entered into among ROMANO SALVATORI (the "Employee"); TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the "Parent"); and NATIONS ENERGY CORPORATION, an Arizona corporation and a wholly-owned subsidiary of the Parent (the "Company").

                                   RECITALS
                                   --------
     1. The Employee and the Parent entered into an Employment Agreement effective as of December 1, 1994 (the "Agreement"). Section 3(c) of the Agreement contemplated the development of a performance-based incentive plan consistent with programs in the independent power industry which includes opportunities for development fees, carried interest and equity participation.
     2. In lieu of participating in such a program in 1995 and 1996, Employee participated in the annual incentive plan for the Parent's officers.
     3. Subsequent to the effective date of the Agreement, a performance-based IPP Plan was implemented for employees of the Company and it is appropriate for Employee (in accordance with Section 3(c) of the Agreement) to discontinue his participation in Parent's Annual Incentive Plan and instead participate in the same type of plan applicable to other Company employees. This Amendment also makes certain additional changes to conform the Agreement to other employment agreements for the Company's employees.
     4. In conjunction with the Employee's discontinuance as a participant in Parent's Annual Incentive Plan, it is no longer appropriate for the Employee to continue as an officer of the Parent.

                                  AGREEMENTS
                                  ----------
     In consideration of the foregoing and of the mutual agreements set forth in the Agreement, the Employee, the Parent and the Company hereby agree as follows:
     5. PARENT OFFICER STATUS. Effective as of January 3, 1997, the Employee shall continue his duties and responsibilities as President of the Company but shall no longer serve as an officer of the Parent. Consistent with such change, Employee's "Change of Control" Employment Agreement dated as of December 1, 1994 (the "COC Agreement") shall be amended to reflect (a) the fact that Employee's status as an officer of the Parent shall cease as of January 3, 1997; (b) the additional provisions approved by the Board of Directors of the Parent at the meeting held on December 6, 1996; and (c) the fact that any payments made under Paragraph 9(a) of the COC Agreement shall be reduced by any amounts paid as base salary under the Agreement. Except as amended hereby, the benefits set forth in the COC Agreement shall remain in effect.
     6. EXTENSION OF INITIAL EMPLOYMENT PERIOD. The Initial Employment Period shall be extended by a one-year period such that the Initial Employment Period ends on December 1, 1998.
     7. 1997 ANNUAL SALARY. Effective as of January 3, 1997, Employee's 1997 annual salary as President of the Company shall be set at $230,000.
     8. ADDITIONAL BENEFITS AND COMPENSATION. Effective as of January 3, 1997, Employee shall no longer participate in the Parent's Short-Term or Long-Term Officer Incentive Plans but instead shall participate in the Company's incentive program set forth on Exhibit A hereto. This modification shall in no way affect or reduce the "Fringe Benefits" itemized on Exhibit B which shall continue in full force and effect for the term of this Agreement. Additionally, notwithstanding Employee's prior capacity as an officer of the Parent, Employee is entitled to a carried interest in the Coors Project at the percentage set forth in Paragraph 3 of Exhibit A; provided, however, Employee acknowledges and agrees that any entitlement to a carried interest with respect to the Coors Project for the years 1995 and 1996 has been satisfied through annual bonus payments for such years.
     9. DEATH OR DISABILITY. Section 4 of the Agreement shall be amended in its entirety to read as follows:
     "4. DEATH OR DISABILITY. If the Employee becomes physically or mentally disabled while employed by the Company, or if the Employee dies while employed by the Company, this Agreement shall automatically cease and terminate. Physical or mental disability shall mean that the Employee shall be unable to perform his duties under this Agreement. The Company's obligations to the Employee under this Agreement shall end as of the date of the Employee's death or, in the case of disability, the Employee's last day of active employment. The Company's obligations to the Employee under any compensation or benefit plans applicable to the Employee shall be governed by the terms of such plans. The death or disability of the Employee shall not affect any carried interest previously earned by Employee pursuant to Paragraph 3 of Exhibit A or any "Added Value" performance payment pursuant to Paragraph 5 of Exhibit A."

     10. TERMINATION BY EMPLOYEE. Section 5 of the Agreement shall be amended in its entirety to read as follows:
     "5. TERMINATION BY EMPLOYEE. The Employee shall have the right to terminate this Employment Agreement at any time. The Employee agrees to provide the Company with thirty (30) days prior written notice of any such termination. The Company's obligation to pay the Employee's compensation pursuant to this Agreement shall cease as of the Employee's last day of work. The Company's obligation to the Employee under any compensation or benefit plans shall be governed by the terms of such plans. Termination by Employee will not affect any carried interest previously earned by Employee pursuant to Paragraph 3 of Exhibit A or any "Added Value" performance payment pursuant to Paragraph 5 of Exhibit A."

     11. TERMINATION WITHOUT CAUSE. The Agreement shall be amended by restating Section 6(b) in its entirety as follows:
     "(b)   TERMINATION WITHOUT CAUSE.  The Company may also terminate this Employment Agreement without cause, at any time before the stated termination date of the Initial Employment Period. If
	 Employee's employment is terminated pursuant to this Paragraph, however, the Company shall pay the Employee termination pay, less required payroll taxes and related deductions, equal to the greater
	 of 100% of the Employee's annual base salary which would have been paid to the Employee for the remainder of the Initial Employment Period or six months of Employee's base salary then in effect under Paragraph
     7 of this Amendment at the time of termination (the "Termination
     Amount"). Said Termination Amount shall be paid in equal monthly installments, beginning on the first business day of the calendar month following the Employee's termination. Additionally, the Employee shall receive a prorated annual bonus payment. The
     Employee shall not be entitled to any other compensation or benefits set forth in this Employment Agreement, except as may be provided under the terms of any separate compensation or benefit plan or as may be separately negotiated by the parties and approved by the Board of Directors in writing in conjunction with the Employee's termination under this Paragraph. In the event of termination without cause, the Company's obligation to the Employee under any compensation or benefit plans shall be governed by the terms of such plans. Termination of Employee under this Section
     6(b) shall not affect any of the provisions of Exhibit A."

     12. EFFECT OF TERMINATION. The last paragraph of Section 7 of the Agreement is modified as follows:
     "Any payment due for services rendered prior to termination shall be made as provided in the Employment Agreement, as amended."

     13. RELEASE OF CLAIMS. For and in consideration of the mutual covenants herein, Employee agrees to compromise, release and fully and forever discharge and covenants not to sue the Parent or the Company, including, but not in limitation thereof, all directors, officers, employees, agents, or attorneys thereof, from and with respect to any and all claims of whatever kind or nature, known or unknown, suspected or unsuspected and however arising, including, but not in limitation thereof, all claims for personal injury (including all claims for medical treatment related thereto), pain and suffering, mental anguish, humiliation or embarrassment, loss or diminution of self or professional esteem, reputation, or any and all claims of whatever kind or nature, arising out of, resulting from or concerning any information upon which the Employee relied in entering into the Agreement or Employee's employment with the Parent or the Company through and including the date of execution of this Amendment.
     IN WITNESS WHEREOF, the Parent and the Company have caused this Amendment to be executed by its duly authorized officers, and the Employee has hereunto signed this Amendment, on the 1st day of August, 1997.

                              TUCSON ELECTRIC POWER COMPANY

                                 /s/ Charles E. Bayless
                              By ---------------------------
                                 Chairman, President and CEO
                             Its --------------------------


                              NATIONS ENERGY CORPORATION

                                 /s/ J. S. Pignatelli
                              By ---------------------------
                                   Chairman
							  Its --------------------------
                                /s/ Romano Salvatori
                              ------------------------------
                                   ROMANO SALVATORI







                         EXHIBIT A TO AMENDMENT NO. 1
                           TO EMPLOYMENT AGREEMENT

1. 1997 ANNUAL BONUS - Employee is eligible for an annual bonus for the year 1997 based upon the following objectives. Such bonus will be a target percentage of 40% of the Employee's Base Salary for the year based on achieving the objectives described below. In the event each of the objectives set forth below is achieved, the bonus shall be no less than 40% of Employee's Base Salary for the year. To the extent that performance is achieved above and beyond such objectives the annual bonus may be increased to a maximum percentage of 60% of Employee's Base Salary for the year. The annual bonus payment shall be paid by no later than March 1, 1998. The actual percentage to be paid will be determined by the Board of Directors of the Company, based upon the Company's progress in meeting the following business objectives for the year 1997:

     Objective No. 1 - Cash Flow
     ---------------------------

          1997 cash flow from investment in Coors Project shall equal or exceed $2.1 million.

     Objective No. 2 - Project Closings
     -----------------------------------

          By no later than December 31, 1997, complete financial closing for projects with customary representations, warranties and commitments and no material post-closing contingencies in which the total equity commitment by the Company equals or exceeds the lesser of (a) $100 million or (b) the maximum amount made available by Parent to Company for such equity commitment.

     Objective No. 3 - Expenditure Level
     -----------------------------------

          Maintain 1997 annual expenditures for general and administrative and general project development at or below $4.2 million.


2. DEVELOPMENT FEE BONUS POOL - Employee shall also be entitled to participate in a bonus pool paid as a percentage of the development fee received by the Company upon the financial closing of each Greenfield project, calculated as follows:


          Development Fee
          Net of Expenses               Bonus Pool to Participants
          ---------------               ---------------------------

          First     $  200,000                   100%
          Next      $  300,000                   50%
          Next      $  500,000                   40%
          Beyond    $1,000,000                   25%

The share received by the Employee in each bonus pool shall be determined by the Board of Directors of the Company; however, in no event shall such share received by the Employee be less than 20% of each bonus pool.


3. CARRIED INTEREST - In addition, the Employee shall be entitled to a carried interest in the amount of at least three and one-half percent (3-1/2%) of pre-tax cash flow distributed to the Company associated with:

      (a) projects in which the Company invests during the extended term of this Agreement (December 1, 1994 through and including December 1, 1998), and

      (b) projects for which the Company during the extended term of this Agreement obtains a Board-approved call option at such time as the Company exercises such option.

In no event, shall any taxable income be allocated from a project to the Employee associated with any carried interest. Carried interest to which the Employee may become entitled under this paragraph 3 shall be paid to the Employee at such time as distributions are made by the project(s) and shall survive the termination of the Agreement.


4. ANNUAL BONUS OFFSET - Amounts payable to the Employee under paragraph 1 of this Exhibit A will be reduced by amounts received by the Employee pursuant to paragraphs 2, 3 and 5 of this Exhibit A. In no event the annual bonus shall be less than zero.


5. ADDED VALUE PERFORMANCE PAYMENT - In the event a definitive Board-approved agreement is reached during the term of this Agreement for the reduction of the Parent's ownership interest in the Company to 45 percent or less, Employee shall be entitled to elect, at his sole discretion, upon the closing of such sale, a payment equal to 5 percent of the Added Value of the Company. For the purpose of this provision, the term "Added Value" means:
(i) the purchase price paid by the investors multiplied by a fraction, the numerator of which is 1 and the denominator of which is the percentage of the Company sold; less (ii) the Parent's Net Cash Contributions to the Company for all periods up to the date of the sale, with interest imputed at the rate of 10.75 percent per annum. For the purpose of this provision, the term "Net Cash Contributions" shall mean all cash contributions made by the Parent to the Company, less any project distribution and development fee received by the Company. Projects upon which any calculation of Added Value is based shall be specifically identified and the Carried Interest with respect to such projects shall thereafter be reduced to one percent (1%). Carried Interest on all other projects covered by paragraph 3 of Exhibit A shall be in the amount of 3-1/2 percent.



                         EXHIBIT B TO AMENDMENT NO. 1
                         ----------------------------
                           TO EMPLOYMENT AGREEMENT
                           ------------------------


                               FRINGE BENEFITS

1.   Annual vacation of 25 days

2.   Ten (10) paid holidays annually

3.   Salaried Employees Retirement Plan

4.   Triple Investment Plan 401(k)

5.   Business Travel Accident Insurance

6.   Group Life and Medical/Dental Plans

7.   A Company-provided vehicle

8.   Employment Agreement (Change of Control)